UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 27, 2011

RAIT Financial Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-14760	23-2919819
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2929 Arch St., 17th Floor, Philadelphia, Pennsylvania		19104
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(215) 243-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 27, 2011, RAIT CMBS Conduit I, LLC ("RCCI"), a subsidiary of RAIT Financial Trust ("RAIT"), entered into a master repurchase agreement with Citibank, N.A. ("Citi"), pursuant to which RCCI may sell, and later repurchase, performing whole mortgage loans or senior interests in whole mortgage loans secured by first liens on stabilized commercial properties which meet current standards for inclusion in commercial mortgage-backed securities ("CMBS") transactions which are acceptable to Citi in its sole discretion ("Eligible Loans"), in an aggregate principal amount of up to $100 million (the "Citi CMBS Facility"). RAIT expects to use the Citi CMBS Facility primarily to fund CMBS eligible loans RAIT originates for sale into future unaffiliated CMBS securitizations. The expiration date of the Citi CMBS Facility is October 27, 2013.

The purchase price paid by Citi for any Eligible Loan it purchases will be equal to 75% of the lesser of the market value or par amount of such loan on the purchase date. Upon RCCI’s repurchase, or the sale, securitization or liquidation, of a purchased Eligible Loan, RCCI is required to repay Citi the purchase price related to such loan (as it may have been subsequently adjusted in accordance with the Citi CMBS Facility) plus a price differential (calculated at a rate based on LIBOR plus an applicable spread of 2.5% while no event of default has occurred and is continuing) to the date of such repurchase, sale, securitization or liquidation plus all other amounts due and payable as of the repurchase date by RCCI to Citi. RCCI will pay Citi a monthly amount equal to the price differential.

The Citi CMBS Facility contains margin call provisions that provide Citi with certain rights where there has been a decline in the market value of the purchased Eligible Loans. Under these circumstances, Citi may require RCCI transfer cash or additional Eligible Loans with an aggregate market value in an amount sufficient to eliminate any margin deficit resulting from such a decline.

The Citi CMBS Facility is fully guaranteed by RAIT. The RAIT guaranty requires RAIT to maintain various financial and other covenants, which include that none of the following shall occur with respect to RAIT on a consolidated basis: (a) consolidated net worth to be less than the sum of (x) $700 million plus (y) 75% of the net proceeds received by RAIT in connection with any issuance of equity interests in RAIT, minus (z) 100% of the amount paid by RAIT for the repurchase of any equity interests in RAIT; (b) fixed charge coverage ratio to be less than 1.20 to 1; (c) leverage ratio to exceed 80%; (d) cash liquidity to be less than $10 million; and (e) total liquidity to be less than $20 million.

In addition, the Citi CMBS Facility contains events of default (subject to certain materiality thresholds and grace periods) customary for this type of transaction, including payment defaults; bankruptcy or insolvency proceedings; a change of control of RCCI; breaches of covenants and/or certain representations and warranties; guarantor defaults; a judgment in an amount greater than $100,000 against RCCI or $2,500,000 against RAIT; a default by RAIT involving the failure to pay or acceleration of a monetary obligation in excess of $2,500,000, or permitting the acceleration of the maturity of obligations in excess of $2,500,000. The remedies for such events of default are also customary for this type of transaction and include the acceleration of the principal amount outstanding under the Citi CMBS Facility and the liquidation by Citi of the purchased Eligible Loans then subject to the Citi CMBS Facility.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAIT Financial Trust

November 2, 2011	By:	Jack E. Salmon

Name: Jack E. Salmon
Title: Chief Financial Officer and Treasurer